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                                                                Exhibit 2.03



                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

                                  BY AND AMONG

                          CADENCE DESIGN SYSTEMS, INC.,

                               TALITY CORPORATION,

                                   TALITY, LP

                                      AND

                             CADENCE HOLDINGS, INC.



                                   DATED AS OF

                                 OCTOBER 4, 2000


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                                TABLE OF CONTENTS
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                                                                                                               PAGE

ARTICLE I  DEFINITIONS...........................................................................................1
         Section 1.1       Action................................................................................1
         Section 1.2       Assets................................................................................2
         Section 1.3       Contracts.............................................................................3
         Section 1.4       Delayed Transfer Assets...............................................................3
         Section 1.5       Delayed Transfer Liabilities..........................................................3
         Section 1.6       Excluded Assets.......................................................................3
         Section 1.7       Excluded Liabilities..................................................................4
         Section 1.8       Foreign Transfer Agreement............................................................4
         Section 1.9       Insurance Policies....................................................................4
         Section 1.10      Insurance Proceeds....................................................................4
         Section 1.11      Insured Tality Liabilities............................................................4
         Section 1.12      Intellectual Property.................................................................4
         Section 1.13      Liabilities...........................................................................5
         Section 1.14      Security Interest.....................................................................5
         Section 1.15      Tality Assets.........................................................................5
         Section 1.16      Tality Balance Sheet..................................................................6
         Section 1.17      Tality Contingent Liability...........................................................6
         Section 1.18      Tality Contracts......................................................................6
         Section 1.19      Tality Liabilities....................................................................7
         Section 1.20      Tality Special Gain...................................................................8
         Section 1.21      Taxes.................................................................................8

ARTICLE II  CONTRIBUTION AND ASSUMPTION..........................................................................9
         Section 2.1       Contribution of Assets and Assumption of Liabilities..................................9
         Section 2.2       Methods of Transfer and Assumption....................................................9
         Section 2.3       Delayed Transfers....................................................................11
         Section 2.4       Novation of Assumed Tality Liabilities...............................................11

ARTICLE III  LITIGATION.........................................................................................12
         Section 3.1       Allocation...........................................................................12
         Section 3.2       Cooperation..........................................................................13

ARTICLE IV  MISCELLANEOUS.......................................................................................13
         Section 4.1       Incorporation by Reference...........................................................13
         Section 4.2       Conflicting Agreements...............................................................13
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                                       i

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                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

          THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this "ASSIGNMENT") is entered into and effective as of October 4, 2000 by and among Cadence Design Systems, Inc., a Delaware corporation ("CADENCE"), Tality Corporation, a Delaware corporation ("TALITY"), Tality, LP, a Delaware limited partnership (the "PARTNERSHIP"), and Cadence Holdings, Inc., a Delaware corporation ("HOLDINGS"). Capitalized terms used herein and not defined elsewhere herein shall have the meanings ascribed to them in Article I or in the Separation Agreement (as defined below).

                                    RECITALS

          WHEREAS, Holdings currently owns approximately 98% of the issued and outstanding shares of the capital stock of Tality;

          WHEREAS, Tality is the sole general partner of, and owns both a general and limited partnership interest in, the Partnership;

          WHEREAS, each of the Boards of Directors of Cadence, Tality and Holdings determined that it would be appropriate and desirable for Cadence to transfer (or cause to be transferred) to the Partnership, on behalf of Holdings, and for the Partnership to receive and assume, directly or indirectly, as a contribution from Holdings, certain assets and liabilities of Cadence associated with the Tality Business;

          WHEREAS, Cadence, Tality and Holdings are parties to that certain Master Separation Agreement, dated as of July 14, 2000, as amended or restated (the "SEPARATION AGREEMENT"), pursuant to which Cadence, Tality, Holdings and the Partnership have agreed, subject to certain conditions, to the legal separation of the Tality Business from Cadence's other businesses and to have the Partnership and its Subsidiaries own and operate the entire Tality Business;

          WHEREAS, all conditions to the Separation have been satisfied or waived; and

          WHEREAS, Cadence, Tality, the Partnership and Holdings now desire to execute and deliver this Assignment to effectuate the transfer of assets and assumption of liabilities contemplated by the Separation Agreement.

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 "ACTION" means any demand, action, suit, countersuit, arbitration, inquiry, audit, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.


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          Section 1.2  "ASSETS" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

                    (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

                    (ii) all apparatus, computers and other electronic data processing equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property, but excluding fixtures, machinery, equipment, furniture and office equipment (other than computers);

                    (iii) all inventories, parts, raw materials, supplies, work-in-process and finished goods and products;

                    (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

                    (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

                    (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

                    (vii) all deposits, letters of credit and performance and surety bonds;

                    (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

                    (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

                    (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;


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                    (xi)      all cost information, sales and pricing data,
          customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

                    (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

                    (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

                    (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

                    (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

                    (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

                    (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

          Section 1.3 "CONTRACTS" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under Applicable Law.

          Section 1.4 "DELAYED TRANSFER ASSETS" means any Tality Assets that are expressly provided in this Assignment, the Separation Agreement or any other Ancillary Agreement to be transferred after the date of this Assignment.

          Section 1.5 "DELAYED TRANSFER LIABILITIES" means any Tality Liabilities that are expressly provided in this Assignment, the Separation Agreement or any other Ancillary Agreement to be transferred after the date of this Assignment.

          Section 1.6  "EXCLUDED ASSETS" means:

                    (i)       the Assets listed or described on SCHEDULE 1.6(i);

                    (ii) all Assets of Cadence not reflected on the Tality Balance Sheet;

                    (iii) any cash or other Assets held by Cadence that would be classified as "current assets," in accordance with U.S. generally accepted accounting principles ("GAAP"); and

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                    (iv)      any other Assets that are not expressly
          contemplated by the Separation Agreement, any Foreign Transfer Agreement, this Assignment or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets of Cadence or any other member of the Cadence Group to be transferred to the Partnership or any other member of the Tality Group.

          Section 1.7  "EXCLUDED LIABILITIES" means:

                    (i)       all Liabilities listed or described in SCHEDULE
          1.7(i);

                    (ii) all Liabilities of Cadence not reflected on the Tality Balance Sheet;

                    (iii) all accounts payable and other Liabilities of Cadence that would be classified as "current liabilities," other than deferred revenue and the current portion of capital lease obligations, in accordance with U.S. GAAP;

                    (iv)      all Insured Tality Liabilities; and

                    (v) all Liabilities that are expressly contemplated by this Assignment, any Foreign Transfer Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Cadence or any other member of the Cadence Group, and all agreements and obligations of any member of the Cadence Group under the Separation Agreement, this Assignment or any other Ancillary Agreement.

          Section 1.8 "FOREIGN TRANSFER AGREEMENT" has the meaning set forth under the Separation Agreement.

          Section 1.9 "INSURANCE POLICIES" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

          Section 1.10  "INSURANCE PROCEEDS" means those monies:

                    (i)       received by an insured from an insurance carrier;
          or

                    (ii) paid by an insurance carrier on behalf of the insured; from Insurance Policies.

          Section 1.11 "INSURED TALITY LIABILITIES" means any Tality Liability to the extent that (i) it is covered under the terms of Cadence's Insurance Policies in effect prior to the Separation Date and (ii) neither Tality nor any of its Subsidiaries is a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

          Section 1.12 "INTELLECTUAL PROPERTY" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright



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applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

          Section 1.13 "LIABILITIES" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. GAAP to be reflected in financial statements or disclosed in the notes thereto.

          Section 1.14 "SECURITY INTEREST" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

          Section 1.15 "TALITY ASSETS" means (without duplication) the following Assets (other than those Assets constituting Excluded Assets or as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties):

                    (i) all Assets reflected on the Tality Balance Sheet, subject to any dispositions of such Assets after the date of the Tality Balance Sheet;

                    (ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected on the Tality Balance Sheet in accordance with the principles and accounting policies under which the Tality Balance Sheet was prepared;

                    (iii) all Assets acquired by Cadence or any of its Subsidiaries after the date of the Tality Balance Sheet that would be reflected on the consolidated balance sheet of Tality as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Tality Balance Sheet was prepared, including any business transaction processing that may occur on Cadence systems on behalf of Tality during the period between separation date to initialization of the processing systems required by Tality;

                    (iv) all Assets that are used solely by the Tality Business at the Separation Date but are not reflected on the Tality Balance Sheet due to mistake or omission (as determined by Cadence in its sole and absolute discretion);

                    (v)       all Tality Special Gains;



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                    (vi)      all Tality Contracts;

                    (vii) to the extent permitted by Applicable Law and subject to the Indemnification and Insurance Matters Agreement, all rights of any member of the Tality Group under any of Cadence's Insurance Policies; and

                    (viii) all Assets that are expressly contemplated by this Assignment, any Foreign Transfer Agreement, the Separation Agreement or any other Ancillary Agreement (or SCHEDULE 1.15(viii) or any other Schedule hereto or thereto) as Assets to be transferred to the Partnership or any other member of the Tality Group.

          Section 1.16 "TALITY BALANCE SHEET" means the consolidated balance sheet (including the notes thereto) of the Tality Business as of July 1, 2000 that is included in the Registration Statement.

          Section 1.17 "TALITY CONTINGENT LIABILITY" means any Liability, other than Liabilities for Taxes, of a member of the Cadence Group or the Tality Group that is reflected on, or, were it not for the reasons noted in clause (ii) below, would have been reflected on, the Tality Balance Sheet, whenever arising, to any Person other than a member of the Cadence Group or the Tality Group, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring before the Separation Date and (ii) the existence or scope of the obligation of a member of the Cadence Group or the Tality Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined); PROVIDED, HOWEVER, that the only Liabilities relating to, arising out of or resulting from litigation matters pending on the date hereof that shall constitute Tality Contingent Liabilities are Liabilities relating to, arising out of or resulting from the matters identified on SCHEDULE 1.17. In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Tality Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarifying the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement entered into by the parties as of the date hereof) as of the Separation Date, shall be deemed to be a Tality Contingent Liability.

          Section 1.18 "TALITY CONTRACTS" means the following contracts and agreements to which Cadence or one of its Subsidiaries is a party or by which it or any of its Assets is bound, whether

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or not in writing, except for any such contract or agreement that is contemplated to be retained by Cadence or any member of the Cadence Group pursuant to this Assignment or any other Ancillary Agreement:

                    (i) any contract or agreement reflected on the Tality Balance sheet;

                    (ii) any contract or agreement entered into after July 1, 2000 and designated by Cadence (subject to the consent of the Partnership, which shall not be unreasonably withheld) as a Tality Contract;

                    (iii) any contract or agreement that is otherwise expressly contemplated pursuant to this Assignment, any Foreign Transfer Agreement, the Separation Agreement or any of the other Ancillary Agreements to be assigned to the Partnership; and

                    (iv)      any contract or agreement set forth on SCHEDULE
          1.18(iv).

          Section 1.19 "TALITY LIABILITIES" means (without duplication) the following Liabilities (other than those Liabilities constituting Excluded Liabilities or as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties):

                    (i) all Liabilities reflected on the Tality Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Tality Balance Sheet;

                    (ii) all Liabilities of Cadence or its Subsidiaries that arise after the date of the Tality Balance Sheet that would be reflected on the consolidated balance sheet of Tality as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Tality Balance Sheet was prepared;

                    (iii) all Liabilities that are related solely to the Tality Business at the Separation Date but are not reflected on the Tality Balance Sheet due to mistake or unintentional omission (as determined by Cadence in its sole and absolute discretion);

                    (iv)      all Tality Contingent Liabilities;

                    (v) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, solely relating to, arising out of or resulting from:

                              (1) the operation of the Tality Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));



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                              (2)       the operation of any business conducted
          by any member of the Tality Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

                              (3)       any Tality Assets;

                    (vi) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations listed or described on SCHEDULE 1.19(vi); and

                    (vii) all Liabilities that are expressly contemplated by this Assignment, SCHEDULE 1.19(vii), any Foreign Transfer Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by the Partnership or any member of the Tality Group, and all agreements, obligations and Liabilities of any member of the Tality Group under this Assignment, any Foreign Transfer Agreement or any of the Ancillary Agreements.

          Section 1.20 "TALITY SPECIAL GAIN" means any claim or other right of a member of the Cadence Group or the Tality Group that is reflected on, or, were it not for the reasons noted in clause (ii) below, would have been reflected on, the Tality Balance Sheet, whenever arising, against any Person other than a member of the Cadence Group or the Tality Group, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring before the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered a Tality Special Gain regardless of whether there was any Action pending, threatened or contemplated as of the Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a Tality Special Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of (i) any Insurance Proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve, and
(iv) any matters relating to Taxes shall be deemed to be a Tality Special
Gain.

          Section 1.21 "TAXES" has the meaning set forth in the Indemnification and Insurance Matters Agreement.

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                                   ARTICLE II

                           CONTRIBUTION AND ASSUMPTION

          Section 2.1 CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES.

                    (a) CONTRIBUTION OF ASSETS. Cadence, on behalf of Holdings, and Holdings hereby assign, transfer, convey and deliver (or shall cause each and every of their applicable Subsidiaries to assign, transfer, convey and deliver) to the Partnership, or, pursuant to Section 2.4, to any applicable Subsidiary of the Partnership, and the Partnership hereby accepts from Cadence, Holdings or their applicable Subsidiary, and agrees to cause its applicable Subsidiary to accept, all of Cadence's, Holdings' and their applicable Subsidiaries' respective right, title and interest in and to the Tality Assets, other than the Delayed Transfer Assets; PROVIDED, HOWEVER, that any Tality Assets that are specifically assigned or transferred pursuant to another Ancillary Agreement or a Foreign Transfer Agreement shall not be assigned or transferred pursuant to this Section 2.1(a).

                    (b) ASSUMPTION OF LIABILITIES. The Partnership hereby assumes and agrees faithfully to perform and fulfill (or shall cause any applicable Subsidiary of the Partnership to assume, perform and fulfill), all the Tality Liabilities owed by Cadence, Holdings or their Subsidiaries, other than the Delayed Transfer Liabilities, in accordance with their respective terms; PROVIDED, HOWEVER, that any Tality Liabilities that are specifically assumed pursuant to another Ancillary Agreement or a Foreign Transfer Agreement shall not be assumed pursuant to this Section 2.1(b). Thereafter, the Partnership shall be responsible (or shall cause any applicable Subsidiary of the Partnership to be responsible) for all Tality Liabilities held by Cadence, Holdings or their Subsidiaries, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any Tality Liabilities arising out of claims made by Cadence's, Holdings', Tality's or the Partnership's respective directors, officers, consultants, independent contractors, employees or agents against any member of the Cadence Group or the Tality Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Cadence Group or the Tality Group or any of their respective directors, officers, employees or agents.

                    (c) DELAYED TRANSFER ASSETS AND LIABILITIES. Each of the parties hereto agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities shall be assumed as set forth on SCHEDULE 2.1(c). Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Assignment and the other Ancillary Agreements as a Tality Asset or as a Tality Liability, as the case may be.

          Section 2.2 METHODS OF TRANSFER AND ASSUMPTION.

                    (a) TERMS OF CERTAIN OTHER AGREEMENTS GOVERN. Substantially concurrently with this Assignment, the parties shall enter into the other Ancillary Agreements that have not



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been entered into as of the date hereof. To the extent that the transfer of any
Tality Asset or the assumption of any Tality Liability is expressly provided for by the terms of any other Ancillary Agreement or a Foreign Transfer Agreement, the terms of such other Ancillary Agreement or Foreign Transfer Agreement shall effect, and determine the manner of, the transfer or assumption. It is the intent of the parties hereto that pursuant to Section 2.1 the transfer and assumption of all other Tality Assets and Tality Liabilities, other than Delayed Transfer Assets, Delayed Transfer Liabilities and any other Tality Assets and Tality Liabilities heretofore transferred to the Partnership, shall be made effective as of the Separation Date; PROVIDED, HOWEVER, that circumstances in various jurisdictions outside the United States may require the transfer of certain Assets and the assumption of certain Liabilities to occur in such other manner and at such other time as the parties shall agree.

                    (b) MISTAKEN ALLOCATIONS. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Separation Date, there may exist (i) Assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred or not transferred, as the case may be, to the Partnership (or its applicable Subsidiaries) or (ii) Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed or not assumed, as the case may be, by the Partnership (or its applicable Subsidiaries). The parties hereto shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party with respect to the Assets to be transferred to or Liabilities to be assumed by the Partnership (or its applicable Subsidiaries). Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for the other Person. Each party shall reimburse the other or make other financial adjustments (including cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

                    (c) DOCUMENTS RELATING TO OTHER TRANSFERS OF ASSETS AND ASSUMPTION OF LIABILITIES. In furtherance of the assignment, transfer and conveyance of Tality Assets and the assumption of Tality Liabilities set forth in Sections 2.2(a) and (b) and certain other Ancillary Agreements, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Cadence, on behalf of Holdings, and Holdings shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Cadence's, Holdings' and their respective Subsidiaries' right, title and interest in and to the Tality Assets to the Partnership (or its applicable Subsidiaries) effected by this Assignment; and (ii) the Partnership shall, or shall cause its Subsidiaries to, execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Tality Liabilities by the Partnership (or its applicable Subsidiaries) effected by this Assignment.

                    (d) RECONCILIATION OF ACCOUNTS RECEIVABLE. Within thirty (30) days after the end of Cadence's first full fiscal year to be completed subsequent to the Separation Date (the "RECONCILIATION DATE"), Cadence, on behalf of Holdings, shall deliver to the Partnership a written reconciliation of the actual amounts collected prior to such date in respect of the accounts

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

receivable included on the Tality Balance Sheet ("COLLECTED AMOUNTS"). If the Collected Amounts exceed the accounts receivable net of any reserves for doubtful accounts included on the Tality Balance Sheet, Holdings or Cadence, on behalf of Holdings, shall transfer the difference in immediately available funds to the Partnership no later than thirty (30) days after the Reconciliation Date. If the Collected Amounts are less than the accounts receivable net of any reserves for doubtful accounts included on the Tality Balance Sheet, the Partnership shall transfer the difference in immediately available funds to Holdings no later than thirty (30) days after the Reconciliation Date.

          Section 2.3 DELAYED TRANSFERS.

                    (a) TRANSFERS NOT CONSUMMATED PRIOR TO SEPARATION DATE. If the transfer, assignment or novation of any Assets (other than Delayed Transfer Assets) intended to be transferred or assigned hereunder is not consummated prior to or on the Separation Date, whether pursuant to Section 4.7 of the Separation Agreement or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Tality Assets (or such Excluded Assets, as the case may be), including possession, use, risk of loss, potential for gain and dominion, control and command over such Assets, are to inure from and after the Separation Date to the Tality Group (or the Cadence Group, as the case may be). If and when the Third-Party Approvals and/or Governmental Approvals, the absence of which caused the deferral of transfer of such Asset pursuant to Section 4.7 of the Separation Agreement, are obtained or such other reason for the delay no longer exists, the transfer of the Asset shall be effected in accordance with the terms of this Assignment and/or such other applicable Ancillary Agreement.

                    (b) EXPENSES. The Person retaining an Asset (other than Delayed Transfer Assets) due to the deferral of the transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

          Section 2.4 NOVATION OF ASSUMED TALITY LIABILITIES.

                    (a) REASONABLE COMMERCIAL EFFORTS. Each of the parties, at the request of either Cadence or Holdings, on the one hand, or the Partnership or Tality, on the other, shall use all commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Tality Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Tality Group, so that, in any such case, Tality and its Subsidiaries shall be solely responsible for such Liabilities; PROVIDED, HOWEVER, that none of the parties or their respective



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

Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

                    (b) INABILITY TO OBTAIN NOVATION. If the parties are unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the applicable member of the Cadence Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless prohibited by law or the terms thereof (except to the extent expressly set forth in this Assignment, the Separation Agreement or any other Ancillary Agreement), the Partnership shall, as agent or subcontractor for Cadence, Holdings or such other Person, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Cadence, Holdings or such other Person, as the case may be, thereunder from and after the date hereof. Cadence shall, on behalf of Holdings, or Holdings shall, without further consideration, pay and remit, or cause to be paid or remitted, to the Partnership or its appropriate Subsidiary promptly all money, rights and other consideration received by it or any member of the Cadence Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Cadence, on behalf of Holdings, or Holdings shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Cadence Group to the Partnership (or its appropriate Subsidiary) without payment of further consideration and the Partnership (or its appropriate Subsidiary) shall, without the payment of any further consideration, assume such rights and obligations.

                                   ARTICLE III

                                   LITIGATION

          Section 3.1 ALLOCATION.

                    (a) LITIGATION TO BE TRANSFERRED TO THE PARTNERSHIP. Notwithstanding any contrary provisions in the Indemnification and Insurance Matters Agreement, on the Separation Date, the responsibilities for management of the litigation identified on SCHEDULE 3.1(a), as such Schedule is updated by Cadence and delivered to the Partnership immediately prior to the Separation (the "LITIGATION SCHEDULE"), shall be transferred in their entirety from Cadence, on behalf of Holdings, Holdings or their respective Subsidiaries to the Partnership or its applicable Subsidiaries. From and after the Separation Date, the Partnership shall manage the defense of such litigation and shall cause its applicable Subsidiaries to do the same. Cadence and its Subsidiaries must first obtain the prior consent of the Partnership or its applicable Subsidiary for any action taken subsequent to the Separation Date in connection with the litigation identified in the Litigation Schedule, which consent cannot be unreasonably withheld or delayed. All other matters relating to such litigation, including any indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

                    (b) LITIGATION TO BE DEFENDED BY CADENCE AT THE PARTNERSHIP'S EXPENSE. Notwithstanding any contrary provisions in the Indemnification and Insurance Matters Agreement, Cadence, on behalf of Holdings, and Holdings shall defend, and shall cause their



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

applicable Subsidiaries to defend, the litigation identified in the Litigation Schedule that is not delivered by Cadence, on behalf of Holdings, Holdings or their applicable Subsidiaries, to the Partnership on the Separation Date. All other matters relating to such litigation, including indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

          Section 3.2 COOPERATION. The parties and their respective Subsidiaries shall cooperate with each other in the defense of any litigation covered under this Article III and afford to each other reasonable access upon reasonable advance notice to witnesses and Information (other than Information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation. The foregoing agreement to cooperate includes an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines. The party requesting information shall reimburse the party providing information consistent with the terms of Section 4.2 of the Separation Agreement. The obligations set forth in this paragraph are more clearly defined in Section 4.2 of the Separation Agreement.

                                   ARTICLE IV

                                  MISCELLANEOUS

          Section 4.1 INCORPORATION BY REFERENCE. Sections 4.4 and 4.7 and all of the provisions of Article V of the Separation Agreement (except for Sections
5.13 and 5.15 thereof) are incorporated into and made a part of this Agreement, as if fully set forth herein.

          Section 4.2 CONFLICTING AGREEMENTS. In the event of any irreconcilable conflict between this Agreement and the Separation Agreement, any Foreign Transfer Agreement, any other Ancillary Agreement or other agreement executed in connection herewith or therewith, the provisions of such other agreement shall prevail to the extent that they specifically address the subject matter of the conflict.



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


          WHEREFORE, the parties have executed and delivered this Assignment effective as of the date first set forth above.

CADENCE DESIGN SYSTEMS, INC.          TALITY, LP

By:    /s/R.L. Smith McKeithen        By:  TALITY CORPORATION,
   -------------------------------           AS GENERAL PARTNER
Name:  R.L. Smith McKeithen           By:      /s/Duane W. Bell
Title: Senior Vice President and           --------------------------
       General Counsel                Name:   Duane W. Bell
                                      Title:  Senior Vice President,
                                              Chief Financial Officer


CADENCE HOLDINGS, INC.                TALITY CORPORATION

By:    /s/R.L. Smith McKeithen        By:    /s/Duane W. Bell
   ------------------------------         --------------------------------
Name:  R.L. Smith McKeithen           Name:    Duane W. Bell
Title: Secretary                      Title:   Senior Vice President,
                                               Chief Financial Officer




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